CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 6 to Registration Statement (Investment Company Act File No. 811-09739) of Master Large Cap Series Trust on Form N-1A of our report dated December 19, 2005 for Master Large Cap Core Portfolio, Master Large Cap Growth Portfolio, and Master Large Cap Value Portfolio, which constitute Master Large Cap Series Trust ( the “Trust”), appearing in the October 31, 2005 Annual Report of Merrill Lynch Large Cap Series Funds, Inc. which is incorporated by reference in Part B of this Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey

February 24, 2006